Exhibit 99

INVESTOR CONTACT:	MEDIA CONTACT:
Tony Brausen	Kathryn Lovik
Vice President, Chief Financial Officer & Treasurer	Manager, Communications
763-540-1553	763-540-1212

TENNANT REPORTS THIRD QUARTER NET EARNINGS OF $0.11 PER SHARE

9.4% Revenue Growth Offset by Higher Costs

Results Include Severance Charge of $0.20 Per Share

MINNEAPOLIS, Minn., Oct. 21, 2004—Tennant Company (NYSE:  TNC) today reported net earnings of $1.0 million, or $0.11 per diluted share, on net sales of $120.5 million for its third quarter ended September 30, 2004.  Results for the quarter include a previously announced severance charge of $1.8 million after tax, or $0.20 per diluted share, resulting from the elimination of a net 64 management and administrative positions as part of a company-wide effort to reduce costs and improve profitability.  Excluding the severance charge, net earnings for the 2004 third quarter totaled $2.8 million, or $0.31 per diluted share.  In the comparable 2003 period, Tennant reported net earnings of $3.3 million, or $0.36 per diluted share, on net sales of $110.1 million.

For the nine months ended September 30, 2004, Tennant reported net earnings of $7.3 million, or $0.80 per diluted share, on net sales of $368.3 million.  In the comparable 2003 period, Tennant reported net earnings of $9.1 million, or $1.00 per diluted share on net sales of $334 million.  Results for the 2003 period include a net unusual benefit of $600,000, or $0.06 per share, which resulted in part from the recognition of previously deferred revenues of $6.4 million.  Excluding the unusual items in both 2004 and 2003 year-to-date periods, the company reported net earnings of $9.1 million, or $0.99 per diluted share, on sales of $368.3 million year to date in 2004 compared with net earnings of $8.5 million, or $0.94 per diluted share, on net sales of $327.6 million in the first nine months of 2003.

Janet M. Dolan, Tennant Company’s president and chief executive officer, said that weak demand early in the third quarter and a confluence of higher costs resulted in the decline in third quarter net earnings compared with 2003.  “Our third quarter was an extremely challenging period,” said Dolan.  “Real volume growth softened from the levels we experienced in the first half of this year and we faced higher costs over last year in several areas, including steel and petroleum-related materials, accruals for performance-based compensation, Sarbanes-Oxley compliance, and marketing expenses for new products.”  In the fourth quarter, Tennant implemented a second surcharge on products sold in North America to offset further increases in steel and other materials costs.

“We began seeing real volume growth return in most geographies late in the third quarter,” Dolan continued.  “In addition, in the fourth quarter and into 2005, we expect to benefit from the new products we are introducing in the second half of the year and the cost-reduction actions we took at the end of the third quarter,” said Dolan.

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2 – Tennant Reports Third Quarter Results

The workforce reduction announced in early October is expected to yield annualized net savings of $2 to $3 million pre-tax in 2005, increasing to $4 to $5 million pre-tax in 2006 and beyond.

As previously announced, taking into account the third quarter severance charge, Tennant expects to report 2004 earnings per diluted share of $1.35 to $1.50 (or $1.55 to $1.70 excluding the $0.20 per diluted share severance charge).

Review of Results

Tennant’s consolidated net sales for the 2004 third quarter increased 9.4% compared with the 2003 third quarter.  Favorable foreign currency exchange effects and price increases, including a surcharge implemented earlier in the year on certain products to help offset the impact of higher steel costs, each added about 3% to net sales in the 2004 third quarter while the Walter-Broadley acquisition added about 2%.

For 2004 to date, consolidated net sales increased 10.3%.  Excluding the $6.4 million of previously deferred revenues recognized in the 2003 first quarter, consolidated net sales for the nine months ended September 30, 2004, increased 12% compared with the first nine months of 2003.  Favorable foreign currency exchange effects added about 3% to net sales in 2004 to date and price increases added about 2%.  The Walter-Broadley acquisition added about 2% to net sales for 2004 to date.

In North America, 2004 third quarter net sales totaled $83.7 million, up 6.9% from the 2003 third quarter.  North American equipment, service and aftermarket parts revenues all increased compared with the 2003 third quarter as a result of modest volume growth, including contributions from new products such as a line of commercial vacuums and new scrubbers incorporating the company’s patented FaST™ foam-activated scrubbing technology.  Net sales in North America also benefited from the price increases.

For the year to date, net sales in North America totaled $250.3 million, up 5.3% compared with the first nine months of 2003.  Excluding the $6.4 million of previously deferred revenues recognized in the 2003 first quarter, net sales in North America for the year to date increased 8% compared with the first nine months of 2003.

While business conditions in Europe remained soft, net sales for the 2004 third quarter totaled $24.8 million, up 19.8% compared with the 2003 third quarter.  Favorable foreign currency exchange effects added about 10% to third quarter net sales in Europe.  The balance of the increase in 2004 third quarter net sales reflects contributions from the Walter-Broadley acquisition in January 2004.

For 2004 to date, net sales in Europe totaled $82 million, up 29.3% compared with the first nine months of 2003.  Favorable foreign currency exchange effects added about 12% to 2004 year-to-date net sales in Europe and the acquisition of Walter-Broadley added about 12%.

3 – Tennant Reports Third Quarter Results

In Tennant’s other international markets, 2004 third quarter net sales totaled $12 million, up 8.1% compared with the 2003 third quarter.  Favorable foreign currency exchange effects added about 5% to net sales in the 2004 third quarter, with volume growth contributing the remainder of the increase.

For the year to date, net sales to other international markets totaled $36 million, up 9.1% compared with the first nine months of 2003.  Favorable foreign currency exchange effects added about 7% to 2004 year-to-date net sales to other international markets.

Operating profit for the 2004 third quarter totaled $1.8 million.  Excluding the impact of the third quarter severance charge, operating profit for the 2004 third quarter totaled $4.4 million, down 18.5% compared with $5.4 million in the 2003 third quarter.  This decline is primarily the result of the higher costs associated with materials, performance-based compensation accruals, Sarbanes-Oxley compliance and marketing, as noted previously.

For 2004 year to date, operating profit totaled $12.6 million.  Excluding the impact of the severance charge in the 2004 period and previously noted unusual items in the 2003 period, operating profit for the first nine months of 2004 increased 8.6% to $15.2 million.

For the nine months ended September 30, 2004, Tennant generated $29.8 million in cash from operations, up from $23.4 million in the comparable 2003 period.

Direct foreign currency exchange effects, resulting primarily from the weakness of the U.S. dollar compared with the Euro, yen and Canadian and Australian dollars, increased earnings per share by about $0.01 in the 2004 third quarter and by about $0.19 in the year to date.

Company Profile

Minneapolis-based Tennant Company (NYSE: TNC) is a world leader in designing, manufacturing and marketing solutions that help create a cleaner, safer world.  Its products include equipment for maintaining surfaces in industrial, commercial and outdoor environments; and coatings for protecting, repairing and upgrading concrete floors.  Tennant’s global field service network is the most extensive in the industry.  Tennant has manufacturing operations in Minneapolis, Minn., Holland, Mich., Uden, The Netherlands and Northampton, United Kingdom and sells products directly in 15 countries and through distributors in more than 50 countries.  For more information, visit www.tennantco.com.

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4 – Tennant Reports Third Quarter Results

This news release contains statements that are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act.  These statements do not relate to strictly historical or current facts and provide current expectations or forecasts of future events.  Any such expectations or forecasts of future events are subject to a variety of factors.  These include factors that affect all businesses operating in a global market as well as matters specific to us and the markets we serve.  Particular risks and uncertainties presently facing us include: the potential for soft markets in certain regions, including North America, Asia, Latin America and Europe; geo-political and economic uncertainty throughout the world; changes in laws and regulations, including changes in accounting standards, taxation changes, and the potential repeal of the foreign export tax benefit; inflationary pressures; the potential for increased competition in our business; the relative strength of the U.S. dollar, which affects the cost of our products sold internationally; fluctuations in the cost or availability of raw materials; the success and timing of new products; our ability to achieve projections of future financial and operating results; successful integration of acquisitions; the ability to achieve operational efficiencies, including synergistic and other benefits of acquisitions; unforeseen product quality problems; the effects of litigation, including threatened or pending litigation; and our plans for growth. We caution that forward-looking statements must be considered carefully and that actual results may differ in material ways due to risks and uncertainties both known and unknown.  Shareholders, potential investors and other readers are urged to consider these factors in evaluating forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  For additional information about factors that could materially affect Tennant’s results, please see the company’s Securities and Exchange Commission filings.

We do not undertake to update any forward-looking statement, and investors are advised to consult any further disclosures by us on this matter in our filings with the Securities and Exchange Commission and in other written statements we make from time to time.  It is not possible to anticipate or foresee all risk factors, and investors should not consider that any list of such factors to be an exhaustive or complete list of all risks or uncertainties.

Tennant will host a conference call to discuss its quarterly results today, October 21, 2004, at 10:00 a.m. Central Time.  The conference call will be available via webcast on the investor portion of Tennant’s Web site.  To listen to the call live on the Web, go to www.tennantco.com at least 15 minutes before the scheduled start time and, if necessary, download and install audio software.  A taped replay of the conference call will be available at www.tennantco.com for about two weeks after the call.

FINANCIAL TABLES FOLLOW

TENNANT COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

(In millions, except per share data)

	Three Months Ended September 30
	2004			2003
	Reported	Unusual Items	Excluding Unusual Items	Reported
Net sales	$120.5	—	$120.5	$110.1
Cost of sales	73.1	—	73.1	66.0
Gross profit	47.4	—	47.4	44.1
Gross margin	39.3%		39.3%	40.1%

Research and development expenses	4.3	—	4.3	4.1
Selling and administrative expenses	41.3	2.6	38.7	34.6
Total operating expenses	45.6	2.6	43.0	38.7

Profit (loss) from operations	1.8	(2.6)	4.4	5.4
Operating margin	1.5%		3.7%	4.9%

Interest income, net	0.1	—	0.1	0.2
Other expense	(0.4)	—	(0.4)	(0.4)

Earnings (loss) before income taxes	1.5	(2.6)	4.1	5.2
Income tax expense (benefit)	0.5	(0.8)	1.3	1.9

Net earnings (loss)	$1.0	($1.8)	$2.8	$3.3

Basic EPS	$0.11	$0.20	$0.31	$0.37

Diluted EPS	$0.11	$0.20	$0.31	$0.36

Average number of diluted shares	9.13		9.13	9.03

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TENNANT COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

(In millions, except per share data)

	Nine Months Ended September 30
	2004			2003
	Reported	Unusual Items	Excluding Unusual Items	Reported	Unusual Items	Excluding Unusual Items

Net sales	$368.3	—	$368.3	$334.0	$6.4	$327.6
Cost of sales	221.8	—	221.8	201.0	4.8	196.2
Gross profit	146.5	—	146.5	133.0	1.6	131.4
Gross margin	39.8%		39.8%	39.8%		40.1%

Research and development expenses	12.7	—	12.7	12.5	—	12.5
Selling and administrative expenses	121.2	2.6	118.6	105.5	0.6	104.9
Total operating expenses	133.9	2.6	131.3	118.0	0.6	117.4

Profit (loss) from operations	12.6	(2.6)	15.2	15.0	1.0	14.0
Operating margin	3.4%		4.1%	4.5%		4.3%

Interest income, net	0.2	—	0.2	0.6	—	0.6
Other expense	(0.8)	—	(0.8)	(0.7)	—	(0.7)

Earnings (loss) before income taxes	12.0	(2.6)	14.6	14.9	1.0	13.9
Income tax expense (benefit)	4.7	(0.8)	5.5	5.8	0.4	5.4

Net earnings (loss)	$7.3	($1.8)	$9.1	$9.1	$0.6	$8.5

Basic EPS	$0.81	$0.20	$1.01	$1.01	$0.06	$0.95

Diluted EPS	$0.80	$0.19	$0.99	$1.00	$0.06	$0.94

Average number of diluted shares	9.15		9.15	9.03		9.03

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TENNANT COMPANY AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS (Unaudited)

	2004	2003
(In millions)	Sept. 30	Dec. 31	Sept. 30
ASSETS

Cash and cash equivalents	$23.9	$24.6	$21.2
Net receivables	84.4	85.6	79.0
Inventories	55.6	54.7	55.8
Deferred income taxes and other current assets	13.5	11.5	9.9

Total current assets	177.4	176.4	165.9

Net property, plant, and equipment	65.7	61.1	60.3
Deferred income taxes, long-term portion	2.3	1.6	3.7
Goodwill and other intangible assets	24.9	17.8	17.5
Other assets	3.0	2.0	1.6

Total assets	$273.3	$258.9	$249.0

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current debt	$7.1	$1.0	$0.4
Accounts payable, accrued expenses and deferred revenue	70.0	58.5	57.2

Total current liabilities	77.1	59.5	57.6

Long-term debt	1.7	6.3	5.8
Long-term employee benefits	28.2	27.5	27.4
Shareholders’ equity	166.3	165.6	158.2

Total liabilities and shareholders’ equity	$273.3	$258.9	$249.0

GEOGRAPHICAL NET SALES(1) (Unaudited)

	Three Months Ended September 30			Nine Months Ended September 30
(In millions)	2004	2003	% of Change	2004	2003	% of Change
North America(2)	$83.7	$78.3	6.9%	$250.3	$237.6	5.3%
Europe	24.8	20.7	19.8	82.0	63.4	29.3
Other International	12.0	11.1	8.1	36.0	33.0	9.1

Total(3)	$120.5	$110.1	9.4%	$368.3	$334.0	10.3%

(1)          Net of intercompany sales.

(2)          Excluding the benefits from the $6.4 million impact of the third-party lessor contract amendment during the first quarter of 2003, total North American net sales increased approximately 8% year to date. This revenue had previously been deferred.

(3)          Excluding the benefits from the $6.4 million impact of the third-party lessor contract amendment during the first quarter of 2003, total net sales increased approximately 12% year to date.

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TENNANT COMPANY AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)

	Nine Months Ended September 30
(In millions)	2004	2003
CASH FLOWS RELATED TO OPERATING ACTIVITIES:
Net earnings	$7.3	$9.1

Adjustments to net earnings to arrive at operating cash flows:
Depreciation and amortization	9.7	10.4
Changes in operating assets and liabilities	11.5	5.7
Other, net	1.3	(1.8)
Net cash flows related to operating activities	29.8	23.4

CASH FLOWS RELATED TO INVESTING ACTIVITIES:
Acquisition of property, plant and equipment	(14.7)	(6.5)
Acquisition of Walter Broadley, net	(6.5)	—
Proceeds from disposals of property, plant and equipment	1.1	3.5
Net cash flows related to investing activities	(20.1)	(3.0)

CASH FLOWS RELATED TO FINANCING ACTIVITIES:
Net changes in short-term borrowings	(1.0)	(3.1)
Payments of long-term debt	—	(5.0)
Payment of assumed Walter Broadley debt	(2.5)	—
Proceeds from employee stock issuances	0.8	0.6
Purchase of common stock	(2.0)	(2.4)
Dividends to shareholders	(5.8)	(5.6)
Net cash flows related to financing activities	(10.5)	(15.5)

Effect of exchange rates on cash	0.1	(0.1)

Net (decrease) increase in cash and cash equivalents	(0.7)	4.8

Cash and cash equivalents at beginning of year	24.6	16.4

Cash and cash equivalents at end of period	$23.9	$21.2

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